Exhibit h(5)

SUPPLEMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

	July 1, 2000





Pictet Funds
101 Federal Street
Boston, Massachusetts  02110

	Pictet Funds, a Massachusetts business trust (formerly known as Panorama Trust) (the Trust), hereby supplements its Transfer Agency and Services Agreement dated October 3, 1995 (the Transfer Agency Agreement) with First
Data Investor Services Group, Inc. (now known as PFPC Inc.), a Massachusetts corporation (the Transfer Agent), to provide the services as described under the Transfer Agency Agreement for Pictet International Equity Fund (the New
Fund). Exhibit 1 to the Transfer Agency Agreement is revised in the form attached hereto.

	Fees to be paid by the Trust to the Transfer Agent with respect to the New Fund will be made in accordance with the Letter Fee Agreement dated October 3, 1995, among the Trust, First Data Distributors, Inc. and the Transfer Agent.
Such Letter Fee Agreement is included as an exhibit to the Transfer Agency Agreement.

	If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of
this Supplement.

							Very truly yours,


							PICTET FUNDS


							By:  	/s/Jean  G. Pilloud
								Authorized Signature

Accepted and Agreed to:

PFPC INC.


By:  	/s/Debralee Goldberg
	Authorized Signature

Exhibit 1 (as revised July 1, 2000)

LIST OF PORTFOLIOS AND CLASSES


Pictet Global Emerging Markets Fund (with one class of shares)
Pictet International Small Companies Fund (with one class of shares) Pictet Eastern European Fund (with one class of shares)
Pictet European Equity Fund (with one class of shares)
Pictet International Equity Fund (with one class of shares)